Exhibit 99.10

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Services – Experts” and “Services – Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our reports: (1) dated April 30, 2012, with respect to the financial statements of Symetra Separate Account C and (2) dated April 13, 2012, with respect to the statutory-basis financial statements and schedules of Symetra Life Insurance Company, in Post-Effective Amendment No. 29 to the Registration Statement (Form N-4, No. 33-69712) of Symetra Separate Account C and related prospectus of the Spinnaker Variable Annuity dated April 30, 2012.

/s/ Ernst & Young LLP

Seattle, Washington

April 30, 2012